Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-193654) on Form S-3 and (No. 333-204000 and 333-201200) on Form S-8 of Media General, Inc. of our report dated August 24, 2015, with respect to the consolidated balance sheets of Meredith Corporation and subsidiaries as of June 30, 2015 and 2014, and the related consolidated statements of earnings, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2015, and the effectiveness of internal control over financial reporting as of June 30, 2015, which report appears in the Form 8-K of Media General, Inc. dated November 5, 2015.

/s/ KPMG LLP

Des Moines, Iowa

November 4, 2015